SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1 to Form 8-A Originally Filed on October 16, 2008)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MSC.SOFTWARE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	95-2239450
(State of Incorporation or Organization)	(IRS Employer Identification No.)

2 MacArthur Place, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	NASDAQ Global Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

none

(Title of Class)

none

(Title of Class)

This Form 8-A/A amends and supplements the Registration Statement on Form 8-A filed by MSC.Software Corporation (the “Company”) with the Securities and Exchange Commission on October 16, 2008.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following after the last paragraph:

On July 7, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Maximus Holdings Inc., a Delaware corporation (“Parent”), and Maximus Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as the wholly-owned subsidiary of Parent, all subject to the terms and conditions set forth in the Merger Agreement (the “Merger”). Concurrently with the execution of the Merger Agreement, each of the directors and executive officers of the Company listed on Schedule I of the Merger Agreement and the stockholders listed on Schedule II of the Merger Agreement entered into voting agreements (the “Voting Agreements”) with Parent, and have agreed, in their capacities as stockholders of the Company, to, among other things, vote shares of the common stock of the Company held by them in favor of the Merger and against any proposal made in opposition to the Merger.

Prior to the execution of the Merger Agreement, the Company and American Stock Transfer and Trust Company (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated as of October 10, 2008 (the “Rights Agreement”). The effect of the Rights Agreement Amendment is to, among other things, render the rights therein inapplicable to the Merger Agreement, the Voting Agreements and any transactions contemplated thereby (including, without limitation, the Merger).

In particular, the Rights Agreement Amendment provides that neither Parent nor any of its affiliates or associates shall be deemed to be an Acquiring Person, and neither a Stock Acquisition Date nor a Distribution Date shall be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Rights Agreement, in any such case by virtue of the approval, execution, delivery, announcement or performance of the Merger Agreement, the Voting Agreements or the consummation of the Merger or any other transaction contemplated by the Merger Agreement.

Immediately prior to the effective time of the Merger, the Rights Agreement will automatically be terminated and all outstanding Rights will expire.

The Rights Agreement Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the Rights Agreement Amendment is not complete and is qualified in its entirety by reference to the Rights Agreement Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 2. Exhibits

1.	Rights Agreement dated as of October 10, 2008 between MSC.Software Corporation and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed October 14, 2008, and incorporated herein by reference)

2.	Certificate of Designations of Junior Participating Preferred Stock (filed as Exhibit 2.2 to the Company’s Registration Statement on Form 8-A filed October 13, 1998, and incorporated herein by reference)

3.	Amendment to the Rights Agreement dated as of July 7, 2009 between MSC.Software Corporation and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 7, 2009, and incorporated herein by reference)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MSC.SOFTWARE CORPORATION

By:	/s/ John A. Mongelluzzo
Name:	John A. Mongelluzzo
Title:	Executive Vice President, Business Administration, Legal Affairs and Secretary

Dated: July 7, 2009